Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces First Quarter 2006 Results

Irving, Texas, April 20, 2006 Thomas Group, Inc. (NasdaqCM:TGIS), a leading operational consulting firm, today announced net income of $2.2 million, or $0.20 per diluted share, for the first quarter of 2006 on revenues of $13.3 million.

“Profitable revenue growth continues to be our primary focus”, said Jim Taylor, CEO. “Our 14% increase in revenue compared to the prior quarter is the result of clients continuing to realize the results that are achieved when combining our people with our proprietary methodologies. Existing clients are asking us to expand into other areas of their organizations, and we have added new commercial clients who are in the early stages of implementation, but will soon begin to see the benefits that we can bring to a total organization.”

Taylor continued, “The outlook for Thomas Group remains positive, evidenced by an 8% increase in our Resultant workforce during the first quarter. Strict discipline to our business model of high utilization and cost control continues to result in increases in free cash flow, increases in working capital and pre-tax profitability rivaling our best quarters in 2005. The declaration of a $0.05 per share dividend in Q1 is yet another indication of the direction we believe Thomas Group is going, and the confidence we have in our people, our product and our ability to build value for our shareholders.”

First Quarter 2006 Financial Performance:

•              Revenue:  Revenue for the first quarter of 2006 was $13.3 million, which represents a $5.4 million increase, or 68%, from the first quarter of 2005. Approximately 90% of the revenue increase is attributable to new and expanded US governmental contracts, with the remaining 10% of the revenue growth being attributable to commercial clients in the US.

•            Gross Margins: Gross profit margins for the first quarter of 2006 were 48%, compared to 46% for the first quarter of 2005. The increase in year over year margin is attributable to work performed in the first quarter of 2005 that could not be recognized until the second quarter of 2005 when a certain revenue contract was finalized.

•            Selling, General & Administrative (S,G&A):  S,G&A costs for the first quarter of 2006 increased $0.4 million to $3.4 million from $3.0 million in the first quarter of 2005. This increase is primarily due to:

a)              $0.1 million increase in stock-based compensation,

b)              $0.1 million increase in sales commissions due to revenue growth; and,

c)              $0.2 million increase in commercial sales & marketing costs.

•              Cash Flow:  For the first quarter 2006, net cash provided by operating activities was $1.6 million, compared to cash used in operating activities $0.3 million for the first quarter of 2005. The increase in net cash provided is primarily due to 2006 profits in excess of 2005 profits. Cash used for investing activities consisted primarily of upgrades to computer hardware and software and totaled $235,000 for the first quarter of 2006, compared to $22,000 for the first quarter of 2005. Cash used for financing activities for the first quarter of 2006 was $0.4 million, consisting of $0.5 million in dividends paid offset by $0.1 million received from option holders upon the exercise of outstanding stock options. Cash provided by financing activities for the first quarter 2005 was $0.5 million consisting primarily of $0.5 million of borrowings on the revolving line of credit and $0.3 million received from warrant and option holders upon the exercise of outstanding options and warrants, offset by $0.3 million in repayments of subordinated debt. For the first quarter of 2006, the net change in cash was a net increase of $1.0 million, compared to a net increase of $0.2 million for the first quarter of 2005.

Income Taxes:  Income tax expense for the first quarter of 2006 included a reduction of $0.3 million, or $0.03 per diluted share, related to a change in the deferred tax valuation allowance. This adjustment resulted in an effective tax rate of 28% for the first quarter; however, the Company anticipates a 38% effective tax rate for the remainder of 2006.

Business Development:  During the first quarter of 2006, the Company signed $22.3 million in new and extended business, which compares favorably to bookings of $0.6 million in the first quarter of 2005. The increase is primarily attributable to the extension of existing contracts in the Company’s governmental sector in 2006 that did not occur during the first quarter of 2005.

Backlog:  At March 31, 2006, the Company had signed backlog of $23.5 million contracted for 2006. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly traded operational consulting firm . Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s  Form 10-K for the year ended December 31, 2005. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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Thomas Group, Inc.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Consulting revenue before reimbursements	$13,194	$7,908
Reimbursements	102	—
Total revenue	13,296	7,908
Cost of sales before reimbursable expenses	6,796	4,238
Reimbursable expenses	102	—
Total cost of sales	6,898	4,238
Gross profit	6,398	3,670
Selling, general and administrative	3,427	3,042
Sublease losses	—	610
Operating income	2,971	18
Other income (expense), net	56	(46)
Income (loss) from continuing operations before income taxes	3,027	(28)
Income tax	844	4
Income (loss) from continuing operations	2,183	(32)
Loss from discontinued operations, net of related income tax benefit	—	(95)
Net income (loss)	$2,183	$(127)

Earnings per share:
Basic:
Income (loss) from continuing operations	$0.20	$(0.00)
Loss on discontinued operations, net of income tax benefit	—	(0.01)
Net Income (loss)	$0.20	$(0.01)

Diluted:
Income (loss) from continuing operations	$0.20	$(0.00)
Loss on discontinued operations, net of income tax benefit	—	(0.01)
Net Income (loss)	$0.20	$(0.01)

Weighted average shares:
Basic	10,667	10,077
Diluted	10,865	10,077

Thomas Group, Inc.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended March 31,
	2006	2005

North America	$13,292	$7,901
Asia/Pacific	4	7
Total Revenue	$13,296	$7,908

Selected Balance Sheet Data

	March 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Cash	$4,457	$3,481
Trade Accounts Receivables	9,707	8,382
Total Current Assets	15,147	12,451
Total Assets	15,907	13,031
Total Current Liabilities	5,291	4,340
Total Liabilities	5,500	4,614
Total Stockholders’ Equity	10,407	8,417